EXHIBIT 99.1

For Immediate Release

Analyst Inquiries:                                                      Media Inquiries:
Mike Eliason                                                             Darci Valentine
(317) 249-4559                                                           (317) 249-4414
mike.eliason@karauctionservices.com                     darci.valentine@karauctionservices.com

KAR Auction Services, Inc. Reports First Quarter 2016 Financial Results
Board Announces Quarterly Dividend of $0.29 per Common Share

Carmel, IN, May 3, 2016 — KAR Auction Services, Inc. (NYSE: KAR), today reported its first quarter financial results for the period ended March 31, 2016. For the first quarter of 2016, the company reported revenue of $745.0 million as compared with revenue of $632.4 million for the first quarter of 2015, an increase of 18%. Net income for the first quarter of 2016 increased 11% to $60.7 million, or $0.44 per diluted share, as compared with net income of $54.5 million, or $0.38 per diluted share, in the first quarter of 2015. Adjusted EBITDA for the quarter ended March 31, 2016 increased 17% to $189.5 million, as compared with Adjusted EBITDA of $162.2 million for the quarter ended March 31, 2015. Operating adjusted net income per diluted share increased 17% to $0.55 for the quarter ended March 31, 2016, as compared with operating adjusted net income per diluted share of $0.47 for the quarter ended March 31, 2015. For the quarter ended March 31, 2016, fluctuations in the Canadian exchange rate negatively impacted revenue by $8.2 million, Adjusted EBITDA by $3.1 million and operating adjusted net income by $1.4 million, or $0.01 per diluted share.

The company also announced a cash dividend today of $0.29 per share on the company’s common stock. The dividend is payable on July 5, 2016, to stockholders of record as of the close of business on June 22, 2016.

2016 Outlook

KAR Auction Services, Inc. has updated its guidance as reflected below:

($ in millions, except per share amounts)	Previous Guidance	Current Guidance

Adjusted EBITDA	$725 - $750	$735 - $760
Capital expenditures	$145	$145
Cash taxes	$150 - $160	$150 - $160
Cash interest on corporate debt	$85	$95
Free cash flow before dividend payments	$340 - $365	$340 - $365
Effective tax rate	37.5%	37.5%
Net income per share	$1.60 - $1.75	$1.56 - $1.71
Operating adjusted net income per share	$2.05 - $2.20	$2.03 - $2.18
Free cash flow per share	$2.45 - $2.63	$2.45 - $2.63

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Earnings Conference Call Information
KAR Auction Services, Inc. will be hosting an earnings conference call and webcast on Wednesday, May 4, 2016 at 11:00 a.m. EDT (10:00 a.m. CDT). The call will be hosted by KAR Auction Services, Inc.’s Chief Executive Officer and Chairman of the Board, Jim Hallett, and Executive Vice President and Chief Financial Officer, Eric Loughmiller. The conference call may be accessed by calling 1-800-768-6569 and entering participant passcode 2438242 while the live web cast will be available at the investor relations section of www.karauctionservices.com. Supplemental financial information for KAR Auction Services’ first quarter 2016 results is available at the investor relations section of www.karauctionservices.com under the quarterly results page.

A replay of the call will be available for two weeks via telephone starting approximately 30 minutes after the completion of the call. The replay may be accessed by calling 1-888-203-1112 and entering passcode 2438242. The archive of the web cast will also be available following the call and will be available at the investor relations section of www.karauctionservices.com for a limited time.

About KAR Auction Services, Inc.
KAR Auction Services, Inc. (NYSE: KAR), a FORTUNE® 1000 company, operates worldwide vehicle auction services and provides related services.  Based in Carmel, Indiana, the KAR group of companies is comprised of ADESA, Inc. (ADESA), Insurance Auto Auctions, Inc. (IAA), Automotive Finance Corporation (AFC), and additional business units, with more than 15,000 employees and approximately 250 auction facilities. Together, KAR’s complementary businesses provide support, technology and logistics for the used vehicle industry. For more information, visit karauctionservices.com.

Forward Looking Statements
Certain statements contained in this release include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

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KAR Auction Services, Inc.
Condensed Consolidated Statements of Income
(In millions) (Unaudited)

	Three Months Ended March 31,
	2016	2015
Operating revenues
ADESA Auction Services	$401.5	$328.0
IAA Salvage Services	269.6	238.0
AFC	73.9	66.4
Total operating revenues	745.0	632.4

Operating expenses
Cost of services (exclusive of depreciation and amortization)	418.7	352.1
Selling, general and administrative	141.1	121.5
Depreciation and amortization	56.4	50.9
Total operating expenses	616.2	524.5

Operating profit	128.8	107.9

Interest expense	28.7	21.0
Other income, net	(1.3)	(2.2)
Loss on extinguishment of debt	4.0	—

Income before income taxes	97.4	89.1

Income taxes	36.7	34.6

Net income	$60.7	$54.5

Net income per share
Basic	$0.44	$0.39
Diluted	$0.44	$0.38

Dividends declared per common share	$0.29	$0.27

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KAR Auction Services, Inc.
Condensed Consolidated Balance Sheets
(In millions) (Unaudited)

	March 31, 2016	December 31, 2015
Cash and cash equivalents	$676.3	$155.0
Restricted cash	14.9	16.2
Trade receivables, net of allowances	662.9	511.9
Finance receivables, net of allowances	1,696.2	1,632.0
Other current assets	129.6	131.0
Total current assets	3,179.9	2,446.1

Goodwill	1,795.7	1,795.9
Customer relationships, net of accumulated amortization	400.5	417.7
Intangible and other assets	343.4	344.9
Property and equipment, net of accumulated depreciation	770.6	766.9
Total assets	$6,490.1	$5,771.5

Current liabilities, excluding obligations collateralized by finance receivables and current maturities of debt	$1,002.3	$871.0
Obligations collateralized by finance receivables	1,202.9	1,189.0
Current maturities of debt	24.7	153.9
Total current liabilities	2,229.9	2,213.9

Long-term debt	2,385.5	1,711.2
Other non-current liabilities	451.0	460.3
Stockholders’ equity	1,423.7	1,386.1
Total liabilities and stockholders’ equity	$6,490.1	$5,771.5

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KAR Auction Services, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions) (Unaudited)

	Three Months Ended March 31,
	2016	2015
Operating activities
Net income	$60.7	$54.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56.4	50.9
Provision for credit losses	6.9	4.6
Deferred income taxes	(3.5)	(3.2)
Amortization of debt issuance costs	2.0	1.7
Stock-based compensation	5.2	2.6
Excess tax benefit from stock-based compensation	(0.6)	(3.5)
Loss on disposal of fixed assets	0.1	0.1
Loss on extinguishment of debt	4.0	—
Other non-cash, net	2.0	0.8
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables and other assets	(152.4)	(128.1)
Accounts payable and accrued expenses	88.7	105.7
Net cash provided by operating activities	69.5	86.1
Investing activities
Net (increase) decrease in finance receivables held for investment	(65.6)	6.0
Acquisition of businesses, net of cash acquired	—	(21.9)
Purchases of property, equipment and computer software	(36.0)	(25.1)
Decrease in restricted cash	1.3	2.8
Net cash used by investing activities	(100.3)	(38.2)
Financing activities
Net increase in book overdrafts	41.7	40.7
Net decrease in borrowings from lines of credit	(140.0)	—
Net increase (decrease) in obligations collateralized by finance receivables	8.1	(9.1)
Proceeds from long-term debt	1,336.5	—
Payments for debt issuance costs/amendments	(19.5)	—
Payments on long-term debt	(637.6)	(4.4)
Payments on capital leases	(6.2)	(4.8)
Payments of contingent consideration and deferred acquisition costs	(2.0)	(1.2)
Issuance of common stock under stock plans	2.2	9.2
Excess tax benefit from stock-based compensation	0.6	3.5
Repurchase and retirement of common stock	—	(10.2)
Dividends paid to stockholders	(37.2)	(38.2)
Net cash provided by (used by) financing activities	546.6	(14.5)
Effect of exchange rate changes on cash	5.5	(7.9)
Net increase in cash and cash equivalents	521.3	25.5
Cash and cash equivalents at beginning of period	155.0	152.9
Cash and cash equivalents at end of period	$676.3	$178.4
Cash paid for interest	$25.4	$18.8
Cash paid for taxes, net of refunds	$32.9	$34.2

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KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended March 31,
(Dollars in millions), (Unaudited)	2016	2015

Net income	$60.7	$54.5
Add back:
Income taxes	36.7	34.6
Interest expense, net of interest income	28.7	20.9
Depreciation and amortization	56.4	50.9
EBITDA	182.5	160.9
Adjustments per the Credit Agreement	7.0	1.3
Adjusted EBITDA	$189.5	$162.2

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KAR Auction Services, Inc.
Operating Adjusted Net Income and Operating Adjusted Net Income Per Share

Depreciation expense for property and equipment and amortization expense of capitalized internally developed software costs relate to ongoing capital expenditures; however, amortization expense associated with acquired intangible assets, such as customer relationships, software, tradenames and noncompete agreements are not representative of ongoing capital expenditures, but have a continuing effect on our reported results. Non-GAAP financial measures of operating adjusted net income and operating adjusted net income per share, in the opinion of the company, provide comparability to other companies that may not have incurred these types of non-cash expenses or that report a similar measure. In addition, net income and net income per share have been adjusted for certain other charges, as seen in the following reconciliation.

The following table reconciles operating adjusted net income and operating adjusted net income per share to net income and net income per share for the periods presented:

	Three Months Ended March 31,
(In millions, except per share amounts)	2016	2015

Net income	$60.7	$54.5
Acquired amortization expense, net of tax (1)	13.7	12.9
Loss on extinguishment of debt, net of tax (2)	2.5	—
Operating adjusted net income	$76.9	$67.4

Net income per share – diluted	$0.44	$0.38
Acquired amortization expense, net of tax	0.10	0.09
Loss on extinguishment of debt, net of tax	0.01	—
Operating adjusted net income per share – diluted	$0.55	$0.47

Weighted average diluted shares	139.0	143.9

(1)	Acquired amortization expense was $22.0 million ($13.7 million net of tax) and $21.1 million ($12.9 million net of tax) for the three months ended March 31, 2016 and 2015, respectively.

(2)	We incurred a loss on the extinguishment of debt totaling $4.0 million ($2.5 million net of tax) for the three months ended March 31, 2016.

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Non-GAAP Financial Measures

The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, free cash flow, operating adjusted net income and operating adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes amortization expense associated with acquired intangible assets, as well as one-time charges, net of taxes.

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